Advanced Series Trust
Semi-Annual period ending 6-30-16
File number: 811-5186

SUB-ITEM 77-D
Submission of Policies with respect to Security Investments


AST New Discovery Asset Allocation Portfolio:

 The Board of Trustees of the Trust recently approved: (i) replacing Security Investors, LLC (Security Investors) as a subadviser to the domestic large cap value sleeve of the Portfolio with Affinity Investment Advisors, LLC (Affinity); and
(ii) replacing Vision Capital Management, Inc. (Vision Capital) as a subadviser to the domestic large cap growth sleeve of the Portfolio with Boston Advisors, LLC (Boston Advisors). These changes are expected to become effective on or about February 8, 2016. C.S. McKee, LP, EARNEST Partners, LLC, Epoch Investment Partners, Inc., Longfellow Investment Management Co. LLC, Parametric Portfolio Associates LLC, and Thompson, Siegel & Walmsley LLC will continue to serve as subadvisers to the Portfolio.

To reflect these changes, the Prospectus and the SAI are revised as follows, effective on or about February 8, 2016:
I.	The following replaces the introductory paragraph and table
in the section of the Prospectus entitled "MORE DETAILED
INFORMATION ON HOW THE PORTFOLIOS INVEST - AST NEW DISCOVERY
ASSET ALLOCATION PORTFOLIO - Principal Investment Policies":

Principal Investment Policies:
In seeking to achieve the Portfolio's investment objective, the Manager allocates the Portfolio's assets across eight different investment strategies. The Portfolio has three strategies that invest primarily in domestic equity securities, two strategies that invest primarily in international equity securities, two strategies that invest primarily in fixed income securities, and one strategy that invests in the Prudential Core Taxable Money Market Fund (referred to herein as the Liquidity Strategy). The approximate target allocation of Portfolio assets across the eight investment strategies is set forth in the table below. The allocations are subject to change by the Manager at any time. Such allocations may also vary due to cash flows into, and out of, the Portfolio and the performance of the various strategies.

INVESTMENT STRATEGY
SUBADVISER
APPROXIMATE ALLOCATION OF ASSETS AS OF FEBRUARY 8, 2016

Domestic Large-Cap Core
Epoch Investment Partners, Inc.
15% - 27%

Domestic Large-Cap Value
Affinity Investment Advisors, LLC
9% - 15%

Domestic Large-Cap Growth
Boston Advisors, LLC
9% - 15%

International Equity
EARNEST Partners, LLC
0% - 10%

International Equity
Thompson, Siegel & Walmsley LLC
10% - 20%

Core Plus Fixed Income
Longfellow Investment Management Co.
5% - 15%

Core Fixed Income
C.S. McKee, LP
10% - 20%

Liquidity Strategy
Parametric Portfolio Associates LLC
5% - 10%

Other Assets
N/A
0.2% - 2%

II.	The section of the Prospectus entitled "MORE DETAILED
INFORMATION ON HOW THE PORTFOLIOS INVEST - AST NEW DISCOVERY ASSET ALLOCATION PORTFOLIO - Principal Investment Policies - Domestic Large-Cap Value (SI)" is hereby deleted and replaced with the following:

Domestic Large-Cap Value (Affinity). Under normal market conditions, at least 80% of the net assets attributable to this investment strategy are invested in equity securities, which include common stocks, rights, options, warrants, convertible debt securities of both US and US dollar-denominated foreign issuers, and ADRs, of companies that, when purchased, have market capitalizations that are within the range of companies in the Russell 1000 Value Index. ADRs are equity securities traded on US securities exchanges, which are generally issued by banks or trust companies to evidence ownership of foreign equity securities.

In choosing securities for this segment of the Portfolio, Affinity primarily invests in value-oriented companies. Value-oriented companies are companies that appear to be undervalued relative to assets, earnings, growth potential, or cash flows. Affinity uses a blend of quantitative analysis and fundamental research to identify securities that appear favorably priced and that may be able to sustain or improve their pre-tax return on invested capital over time. Affinity may focus the investments for this Portfolio segment in a limited number of issuers. Affinity typically sells a security when its issuer is no longer considered a value company, shows deteriorating fundamentals or falls short of Affinity's expectations, among other reasons.

A portion of the assets attributable to this investment strategy may be invested in futures contracts, options on futures contracts, and options on securities. These instruments are used to hedge the holdings of this Portfolio segment, to maintain exposure to the equity markets, or to increase returns. The assets attributable to this investment strategy may be invested in a variety of investment vehicles, including those that seek to track the composition and performance of a specific index, such as exchange traded funds (ETFs) and other mutual funds. Affinity may use these investments as a way of managing the cash position of this segment of the Portfolio, or to gain exposure to the equity markets or a particular sector of the equity markets, while maintaining liquidity.

III.	The section of the Prospectus entitled "MORE DETAILED
INFORMATION ON HOW THE PORTFOLIOS INVEST - AST NEW DISCOVERY ASSET ALLOCATION PORTFOLIO - Principal Investment Policies - Domestic Large-Cap Growth (Vision Capital)" is hereby deleted and replaced with the following:

Domestic Large-Cap Growth (Boston Advisors). Under normal conditions, at least 80% of the net assets attributable to this investment strategy are invested in equity securities of domestically traded companies. This segment of the Portfolio invests primarily in the common stocks of medium and large capitalization companies (i.e., those companies with market capitalizations within the range of the established benchmark at the time of initial investment) that Boston Advisors believes possess the ability to generate long-term sustainable growth, have exceptional business models and are trading at reasonable valuations. For these purposes, equity securities include domestic common and preferred stock, ADRs, real estate investment trusts, and ETFs. Up to 15% of the net assets attributable to this investment strategy may be invested in foreign securities, including the securities of emerging markets issuers. Boston Advisors may sell a security if it fails to meet its initial investment criteria, if a more compelling opportunity is identified, or if the security becomes overvalued relative to the long-term expectation.


AST Small-Cap Growth Portfolio:
The Board of Trustees of the Trust recently approved replacing Eagle Asset Management, Inc. (Eagle) as a subadviser to the Portfolio with UBS Asset Management (Americas) Inc. (UBS AM). Emerald Mutual Fund Advisers Trust, a wholly-owned subsidiary of Emerald Advisers, Inc., will continue to serve as a subadviser to the Portfolio. This change is expected to become effective on or about April 25, 2016.

To reflect this change, the Prospectus and the SAI are revised as follows, effective April 25, 2016:

I.	The two paragraphs comprising the section of the Prospectus
entitled "MORE DETAILED INFORMATION ON HOW THE PORTFOLIOS
INVEST - AST SMALL-CAP GROWTH PORTFOLIO - Principal
Investment Policies - Eagle" are hereby deleted and replaced with the following:

UBS Asset Management (Americas) Inc. (UBS AM) is responsible for managing a portion of the Portfolio's assets. In selecting securities, UBS AM seeks to invest in companies that possess dominant market positions or franchises, a major technological edge, or a unique competitive advantage. To this end, UBS AM considers earnings revision trends, positive stock price momentum and sales acceleration when selecting securities. UBS AM may cause the Portfolio to invest in emerging growth companies, which are companies that UBS AM expects to experience above-average earnings or cash flow growth or meaningful changes in underlying asset values.


AST Prudential Growth Allocation Portfolio:
The Board of Trustees of the Trust recently approved for the
Portfolio: (i) the expansion of the Portfolio's current overlay sleeve from 5% to 12% of the Portfolio's net assets; and (ii) the addition of a market participation strategy for the Portfolio. The expansion of the current overlay sleeve is expected to become effective on or about February 8, 2016. The addition of the market participation strategy is expected to become effective on or about April 25, 2016.

To reflect the expansion of the Portfolio's overlay sleeve, the Summary Prospectus is revised as follows, effective February 8, 2016:

I.	The description of the Principal Investment Strategies in
the "INVESTMENTS, RISKS AND PERFORMANCE" section of the Summary Prospectus is hereby modified by replacing the second paragraph and table in the section with the following:

The Portfolio invests in a combination of global equity and equity-related securities, debt obligations and money market instruments in order to achieve diversification in a single Portfolio. QMA may also utilize an overlay sleeve for liquidity and allocation changes. The overlay sleeve is generally approximately 12% of the Portfolio's assets. QMA adjusts the percentage of Portfolio assets in each category in accordance with its expectations regarding the different markets, as those expectations may change from time to time. Under normal conditions, the Portfolio is expected to be invested within the ranges set forth below:



Asset Type
Minimum       Normal      Maximum

Equity and Equity Related Securities*
60%           70%          80%

Debt Obligations and Money Market Instruments*
20%           30%          40%


*Note: Ranges are expressed as a percentage of the Portfolio's assets and include allocations within the overlay sleeve

To reflect the addition of the market participation strategy to the Prudential Growth Portfolio, the AST Prospectus is revised as follows, effective April 25, 2016:

The following paragraph is hereby added to the section of the AST Prospectus entitled "MORE DETAILED INFORMATION ON HOW THE
PORTFOLIOS INVEST -AST PRUDENTIAL GROWTH ALLOCATION PORTFOLIO -
Principal Investment Policies":

Market Participation Strategy. This strategy is designed to provide upside equity participation, while seeking to reduce downside risk over the course of a full market cycle. The strategy does not invest directly in equity securities but gains equity exposure primarily through investments in options and futures. Under normal circumstances, the strategy is primarily invested in US equity index options, futures, and US government securities (including its agencies and instrumentalities). From time to time, the strategy may also invest in corporate bonds and supranational securities.